Exhibit 10a(20)

Margaret M. Pego	Human Resources
Senior Vice President-Human Resources	80 Park Plaza, T21, Newark, NJ 07102
and Chief Human Resources Officer	tel: 973-430-7243 fax: 973-643-6063
email: Margaret.Pego@pseg.com

August 26, 2009

J. A. Bouknight

5020 Warren Street, NW

Washington, DC 20016

Dear Mr. Bouknight:

We are pleased to offer you the position of Executive Vice President – Law of Public Service Enterprise Group Incorporated (“PSEG” or “Enterprise”), effective November 2, 2009, or earlier if agreed to in writing by the Parties (“DOE”). In this position, you will be an Officer of Enterprise and an employee of PSEG Services Corporation (the “Company”). You will be a member of the Executive Officer Group, and will report directly to R. Edwin Selover, Executive Vice President and General Counsel. Upon Mr. Selover’s retirement, you will become Chief Legal Officer of Enterprise and a direct report to the Chief Executive Officer. While you are employed by the Company, you will devote substantially all of your business time and efforts to the performance of your duties and use your best efforts in such endeavors. Your acceptance of this offer of employment constitutes your representation that your execution and performance of the requirements of this position will not be in violation of any other agreement to which you are a party.

You will be paid a base salary of $520,000. Your first salary review will be January 2011. Salary reviews will be conducted annually thereafter.

You will participate in the Senior Management Incentive Compensation Plan (“SMICP”) of PSEG under the terms and conditions of that Plan. Your target incentive award will be 60% of your base salary. You may, however, be eligible to receive up to 90% of your base salary dependent upon legal and business results. This may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the SMICP, and any such payment will be contingent upon your establishment and successful completion of goals and objectives. Any SMICP award for the first calendar year of employment will be prorated for your date of hire, will be paid at target value, adjusted by the average performance factor of all SMICP participants, if any SMICP awards are paid for 2009. Your first full award under SMICP, if earned, will be based upon successful completion of goals and objectives for 2010 and payable in the first quarter of 2011.

J. A. Bouknight	2	8/26/09

Within 45 days following your DOE, PSEG Services Corporation will make a cash payment to you in the amount of $300,000 (subject to withholdings according to IRS and Company policy). Included in this amount is a cash payment in lieu of relocation reimbursement. This amount must be repaid, and you agree to repay it, if you leave the Company voluntarily or the Company terminates you for Cause prior to December 31, 2012.

You will be a participant in the Long-Term Incentive Plan (LTIP) of Enterprise. Long-term compensation opportunity is reviewed annually by the Organization and Compensation Committee of the Board of Directors pursuant to the terms of the LTIP. At the first Organization and Compensation Committee meeting following the DOE, it will be recommended to the Organization and Compensation Committee that you be provided with a LTIP award for 2009 designed to provide you with a value of approximately $800,000, prorated to your DOE for 2009. In the years thereafter, the number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of Enterprise. All grants under the LTIP for 2010 and future years will be subject to the terms of the LTIP and the related grant award. If you or the Company terminate your employment for any reason other than Cause after December 31, 2012, the LTIP grants made to you will be treated as if you had retired from the Company. For grants of Performance Shares, subject to approval of the Organization and Compensation Committee not later than September 30, 2009, any award granted to you with respect to 2009, 2010, 2011 or 2012 and earned will fully vest (without proration), if your date of retirement is on or after December 31, 2012, or if your employment is terminated by reason of disability or death, and any such award due will be made after the completion of the three year performance cycle applicable to each grant.

You will be eligible to participate in the PSEG Deferred Compensation Plan For Certain Employees, which allows you to defer all or a portion of your base pay and/or any incentive bonus you may receive in any given year. You are also eligible for an executive annual physical examination arranged through the PSEG’s Medical Department. For the purpose of determining the duration of full-pay short-term temporary disability benefits, as of your DOE, you will be treated as if you had ten (10) additional years of service with PSEG. You are eligible to receive twenty (25) days vacation upon your DOE.

You are eligible for those benefits available to employees of PSEG Services Corporation with a similar date of hire generally, except as otherwise provided in this letter. Please visit http://www.pseg.com/benefits and enter the site as a prospective employee. Click the tab “Benefit Details” for information on all PSEG employee benefit programs. You will also find answers to many questions you may have. The Company periodically reviews and revises its employee benefits. The website will provide you with answers to many questions that you may have. You may also call our Employee Benefits Center at 1-800-571-0400, or Christine De Stefano at 973-430-5026, with any questions.

J. A. Bouknight	3	8/26/09

PSEG provides automatic enrollment in its 401(k) plan for newly hired employees. Enrollment will take place in the first available pay period following your DOE. If you do not enroll, you will be automatically enrolled at the rate of 3% of your compensation. Your contributions will be placed in the appropriate aged based Target Retirement Fund investment option within the Plan. You may change or cancel your contributions and investment election at any time. For 2010, the Company does not expect to match employee contributions to the 401(k) plan. More information will be provided in your new hire kit and through our Benefits Center. If you have any questions, please call our Employee Benefits Center at 1-800-571-0400 and speak with a representative.

Your employment with PSEG is at-will and therefore you may be discharged with or without cause and with or without notice at any time.

In the event that your employment is terminated without “Cause” within two years following a Change in Control, PSEG’s Key Executive Severance Plan, as in effect from time to time, will govern the severance to which you are entitled. It will be recommended to the Board of Directors that you be designated be a Schedule B participant, which currently provides for change-in-control benefit of three times salary plus bonus. In the event that your employment is terminated without “Cause” absent a change-in-control, the Plan currently provides a benefit in certain circumstances equal to one times your annual base salary, plus target annual incentive. In addition, the Plan provides for continuation of medical and dental benefits under the Company’s retiree group health care plans, or if not available, under COBRA for one year after termination of employment.

During the course of your employment, you will have access to and become familiar with “Confidential Information” as defined below. You agree that you will not, directly or indirectly, disclose or use any Confidential/information, except as required in the course of your employment with the Company or its affiliates and subsidiaries and consistent with their interests. All files, records, documents, or recordings, electronic or otherwise, containing or relating to Confidential Information, whether prepared by you or otherwise coming into your possession, will remain the exclusive property of the Company or its affiliates and subsidiaries.

As used herein, the term “Confidential Information” means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of the Company or its affiliates and subsidiaries, with respect to their respective business strategies, plans and financial information, purchase or sale of property, leasing, pricing sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom the Company or its affiliates and subsidiaries has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such Confidential Information is oral, written or electronically recorded or stored, except information in the public domain, information known to you prior to your employment with the Company, and information received by you from sources other than the Company, its affiliates and subsidiaries, without obligation of confidentiality. This obligation survives the termination of your employment with the Company, regardless of the reason for that termination.

J. A. Bouknight	4	8/26/09

You acknowledge and agree that in the event of a breach by you of any of the confidentiality terms of this Agreement, PSEG will suffer irreparable harm for which money damages are not an adequate remedy, and that, in the event of such breach, PSEG will be entitled to obtain an order of a court of competent jurisdiction for equitable relief from such breach, including, but not limited to, temporary restraining orders and preliminary and/or permanent injunctions against the breach of such agreements by you. Finally, you agree that you will execute a Non-Compete and Non-Solicitation Agreement in the form annexed hereto, as a condition of your employment in your new position.

Notwithstanding any provision of this letter to the contrary, if you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), to the extent needed to satisfy the requirements of Code Section 409A, you will not receive payments upon a termination of your employment until the earlier of (i) the date which is six months after your termination of employment for any reason other than death, or (ii) the date of your death. The provisions of this paragraph only apply if, and to the extent, required to comply with Code Section 409A.

If you (or your representative) inform the Company that any provision of this letter would cause you to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company will consider in good faith reforming such provision, after consulting with you and receiving your approval (which will not be unreasonably withheld); provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Code Section 409A.

Any and all disputes arising out of or relating to your employment, other than an unemployment or workers’ compensation claim, will, at the demand of either you or PSEG, whether made before or after the institution of any legal proceeding, be resolved through binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Employment Dispute Resolution Rules of the AAA and with the United States Arbitration Act. The arbitration will be conducted in Newark, New Jersey before one arbitrator. If the parties cannot agree on the arbitrator within 30 days after the demand for arbitration then either party may request the AAA to select an arbitrator, which selection will be deemed acceptable to both parties. To the maximum extent practicable, the arbitration proceeding will be concluded within 180 days of filing the demand for arbitration with the AAA. The parties will share all costs and fees of the arbitration equally, unless otherwise awarded by the arbitrator. Each party agrees to keep all such disputes and arbitration proceedings strictly confidential except for disclosure of information required by law. Each party further agrees to abide by and perform any award rendered by the arbitrator, and that a judgment of a court of competent jurisdiction may be entered on the award.

J. A. Bouknight	5	8/26/09

Your employment is governed by the laws of New Jersey, without reference to any conflict of law rules or regulations. If a court finds any provision of this letter to be invalid, unenforceable or void, such provision will be severed from this letter and will not affect the validity or enforceability of any other provision as set forth herein. Moreover, this letter contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter discussed herein, other than the non-compete and non-solicitation agreement attached. No modifications to this agreement will be valid unless made in writing and signed by both parties.

As part of PSEG’s requirement for a work force that is free from the influence of illegal chemical substances, this offer of employment is conditional upon your successful completion of a medical examination which will include definitive analysis of a freshly voided urine specimen for the presence of commonly abused drugs, including marijuana. This offer is also conditional upon a satisfactory background investigation and reference check.

If the foregoing is in accordance with your understanding, please sign the enclosed copy of this letter and return it to me.

Sincerely,

/s/ Margaret M. Pego

Margaret M. Pego
Senior Vice President - Human Resources and Chief Human Resources Officer

Agreed to this 8th day of September 2009

/s/ J. A. Bouknight
J. A. Bouknight

Attachment: Non-Compete/Non-Solicitation Agreement

NON-COMPETE/NON-SOLICITATION AGREEMENT

In consideration of employment with Public Service Enterprise Group Incorporated, or any subsidiary, affiliate or successor-in-interest thereof (the “Company”), I agree to the following:

1.	Non-Compete

During my employment with the Company and for any period after my employment that I am receiving severance from the Company, I agree not to compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Company, or to assist any other person or entity, business or otherwise, to compete with the Company, without the Company’s written consent. Further, during my employment with the Company, I agree not to engage in other conduct, employment or business enterprise that is in conflict with, may present an actual conflict with, or may appear to be in conflict with or to present a conflict with, the Company without the prior written permission of the Company. Such permission shall be granted by the Chairman and CEO of Public Service Enterprise Group.

2.	Non-Solicitation

During my employment with the Company and for a period of 2 years following my employment with the Company, I agree either on my own behalf or on behalf of any other person or entity, business or otherwise, directly or indirectly, not: (i) to hire, solicit, or encourage to leave the employ of the Company any person who is then an employee of the Company; (ii) to solicit, entice away or divert any person or entity who was or is then a customer or supplier of the Company or any other person sharing a business relationship with the Company; or (iii) to solicit, entice away or divert any person or entity who was identified as a potential customer or supplier of the Company at the time I was an employee of the Company and with respect to which I participated, directly or actively, in providing, selling, attempting to sell, or delivering services of the Company.

3.	General

a.	This Agreement shall be governed by and in accordance with the laws of the State of New Jersey and is being executed in the State of New Jersey. The laws of New Jersey (including the choice of law rule of New Jersey) shall govern the validity and interpretation of this Agreement as well as the performance by me and the Company of our respective duties and obligations. Any dispute or claim relating to this Agreement shall be brought in a court of competent jurisdiction in New Jersey, and I hereby agree and consent to personal jurisdiction in New Jersey.

b.	This Agreement shall not in any way be construed as to change, alter or modify the employment-at-will relationship between me and the Company.

c.	If any provision or clause of this Agreement, or portion thereof, shall be held by any Court or other tribunal of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is agreed that it is the intention of the parties to this Agreement that if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

d.	I agree that if subsequent to execution of this Agreement I am transferred to or accept another position with any company affiliated with the Company, this Agreement shall continue in effect and shall be deemed as having been automatically assigned to such entity. Further, no change in assignment, position, department, division, unit or location to which I am assigned shall in any way affect the obligations under this Agreement. This Agreement shall not be affected by any change in name of the Company, or any consolidation, merger, acquisition or addition or deletion, and shall be automatically assigned to any successor company of the Company, and continue in effect thereafter in accordance with its terms.

e.	This Agreement shall inure to the benefit of the Company’s successors or assigns and, as far as legally possible, shall be binding upon my heirs, legal representations and assigns.

f.	The provisions of Sections 2 and 3g of this Agreement shall survive termination of my employment with the Company irrespective of the reasons therefore.

g.	I understand that the Management Incentive Compensation Plan and the Long-Term Incentive Plan grants each provide for the forfeiture of awards upon violation of confidentiality, Non-compete and non-solicitation provisions in such plans or grants, or upon certain restatements of financial statements. I understand that such forfeitures are in addition to the provisions of this Non-Compete/Non-Solicitation Agreement and the related Offer Letter.

h.	I acknowledge that: (i) I have read and understand this agreement; (ii) I fully understand the limitations which it imposes on me; (iii) I have had the opportunity to review this Agreement with the counsel of my choice; and (iv) I have signed and entered into this Agreement voluntarily and of my own free will.

Acknowledged, accepted and agreed this 8th day of September 2009.

Signature of Employee:	/s/ J. A. Bouknight
J. A. Bouknight